Exhibit 99.1 [NATCO Logo]

Press Release

11210 Equity Drive, Suite 100 Houston, TX 77041 Phone: (713) 849-7500 Fax: (713) 849-8976 Contact: Andy Smith

NATCO Group Inc. Announces Fourth Quarter and Full Year 2008 Results

Houston, Texas, USA (February 17, 2009) - NATCO Group Inc. (NYSE: NTG) today announced revenue for the fourth quarter 2008 of $185.8 million, an increase of 18% over fourth quarter 2007 revenue of $156.8 million. Net income available to common stockholders for the fourth quarter 2008 was $13.5 million, or $0.68 per diluted share, compared to net income available to common stockholders for the fourth quarter 2007 of $12.8 million, or $0.66 per diluted share. Segment profit increased to $23.4 million for the fourth quarter 2008 from $21.1 million for the fourth quarter 2007. Included in the fourth quarter 2008 are $0.4 million of certain legal and compliance review costs. Excluding these costs, segment profit, net income available to common stockholders and earnings per diluted common share for the fourth quarter 2008 would be $23.8 million, $13.8 million and $0.69, respectively.

Bookings for the fourth quarter 2008 were $129.9 million compared with fourth quarter 2007 bookings of $136.9 million. Backlog at December 31, 2008 stood at $280.2 million, up $109.6 million over the previous year’s backlog of $170.6 million. The company has booked an additional $87.0 million for the final award for a large CO2 project for offshore Malaysia which was awarded earlier this month.

John U. Clarke, NATCO’s Chairman and CEO said, “We are pleased with the results for the fourth quarter as mid-year project bookings began to convert into revenue and North America operations remained strong. For the year, we experienced record bookings of $767.0 million. Additionally, the Company achieved record revenue in 2008 of $657.4 million and enters 2009 with a record backlog. However, the timing of project awards during the year, combined with our significant investment in infrastructure and additional resources and certain legal and compliance review costs resulted in lower comparative profit for the year. While 2008 was a challenging year, we will benefit from significant improvements in execution, technology deployment, compliance and controls.”

For the full year 2008, the Company posted revenue of $657.4 million, up 15.3% over full year 2007; segment profit of $63.8 million, compared with $77.8 million for 2007; and net income available to common stockholders, in 2008, of $34.8 million, or $1.76 per diluted share, compared with $45.1 million, or $2.36 per diluted share for 2007. Included in the 2008 results are approximately $10.3 million of certain legal and compliance review costs. Excluding these costs, segment profit, net income available to common stockholders and earnings per diluted common share for 2008 would have been $74.1 million, $41.5 million and $2.10, respectively.

For the fourth quarter 2008, the Company’s Standard and Traditional segment revenue increased from the fourth quarter 2007 by 65% to $101.1 million. The increase in revenue is attributable to the addition of two North American acquisitions in 2008, Linco Electromatic and

Connor Sales, and higher sales of standard and traditional equipment. Gross margin percentage for the fourth quarter 2008 was 26.6% up from 22.6%, in the 2007 fourth quarter. Segment profit increased $9.2 million to $10.7 million in the fourth quarter 2008 compared with the 2007 fourth quarter primarily due to the contribution from the two acquisitions, sales of equipment and services through the US branch distribution network, a comparatively strong contribution from Canadian heavy oil systems.

Revenue from the Integrated Engineered Solutions segment was $64.4 million in the fourth quarter 2008, compared to $64.9 million in the fourth quarter 2007. Gross margin percentage for the fourth quarter 2008 was 38.3%, up from 35.9% in the 2007 fourth quarter. Segment profit for the fourth quarter 2008 was $13.8 million compared with $14.8 million in the prior year period. Bookings in the fourth quarter 2008 were $45.4 million, compared with $32.1 million in the fourth quarter 2007. Backlog entering 2009 in the Integrated Engineered Solutions segment is $196.2 million, an increase of $100 million over the December 31, 2007 backlog of $96.2 million. As noted, the Company recently booked the remaining $87 million letter of award for CO2 processing equipment for installation offshore Malaysia.

Revenue from the Automation & Controls segment in the fourth quarter 2008 decreased from $32.2 million in the fourth quarter 2007 to $21.8 million in the fourth quarter 2008. Gross margin percentage for the fourth quarter 2008 was 15.0% compared with 23.7% in the 2007 fourth quarter. Segment profit of $4.9 million in the fourth quarter 2007 decreased to a segment loss of $1.0 million in the fourth quarter 2008 as international field service contribution declined due to the completion of the Kazakhstan facility upgrade project earlier in the year, and lower sales of packaged automation equipment for delivery to the Gulf of Mexico. The Company is currently evaluating steps to address this segment’s operations and cost structure to return to an appropriate level of profit contribution.

Mr. Clarke added, “The fourth quarter 2008 shift in the global economic environment is sure to impact NATCO in 2009 as tightening credit availability and declining commodity prices will surely result in reduced spending on new exploration and production activities, particularly in North America where the rig count has continued to contract. While predicting short term ebbs and flows in the market remains difficult we are firmly committed to our strategic direction with focus on leading edge technologies which offer our global customers an attractive value proposition relative to our competitors. We expect our markets to generally weaken as the year progresses. However, with our large project backlog, diverse product offerings and measures underway to control costs, our long-term plans remain intact.”

Weighted average diluted shares of 19.9 million for the fourth quarter 2008 increased from 19.8 million in the fourth quarter of 2007, primarily as a result of stock options and restricted stock issued pursuant to the Company’s stock compensation plans, offset by the weighted average effect of shares repurchased under the Company’s share repurchase plan which was announced in the fourth quarter 2008. As of December, 31, 2008, the Company had purchased through open market transactions 319,774 shares of common stock at an average price of $14.25 per share.

As of December 31, 2008, the Company had cash and cash equivalents in excess of debt under its revolving line of credit of $4.7 million and total available liquidity of $128.2 million.

The Company reaffirms its 2009 revenue, segment profit and earnings per common share guidance of $725 million, $75 million and $2.00, respectively, excluding certain legal and compliance costs.

The Company will hold its quarterly earnings conference call on Tuesday, February 17, 2009, 9:00 a.m., central time. Interested parties are directed to the investor relations page on the Company’s website for information on accessing the conference call or webcast.

NATCO Group Inc. is a leading provider of process equipment, systems and services used in the production of oil and gas. NATCO has designed, manufactured and marketed production equipment and services for over 80 years. NATCO production equipment is used onshore and offshore in most major oil and gas producing regions of the world.

Statements made in this press release that are forward-looking in nature are intended to be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and may involve risks and uncertainties. Forward-looking statements in this press release include, but are not limited to, revenue, earnings and segment profit guidance and discussions regarding areas for growth in 2009, markets and demand for our products. These statements may differ materially from actual future events or results. Further, bookings and backlog are not necessarily indicative of future results. Readers are referred to documents filed by NATCO Group Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements.

NATCO GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)

	December 31,	December 31,
	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$17,698	$63,577
Trade accounts receivable, less allowance for doubtful accounts of $2,090
and $1,435 as of December 31, 2008 and December 31, 2007, respectively	146,127	93,479
Costs and estimated earnings in excess of billings on uncompleted contracts	31,237	45,575
Inventories, net	58,163	46,456
Deferred income tax assets, net	8,077	6,927
Prepaid expenses and other current assets	9,724	5,266

Total current assets	$271,026	$261,280
Property, plant and equipment, net	77,016	46,651
Goodwill, net	127,389	99,469
Deferred income tax assets, net	708	3,373
Other assets, net	32,027	12,940

Total assets	$508,166	$423,713

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY

Current liabilities:
Trade accounts payable and other	$76,253	$56,344
Accrued expenses	52,202	61,298
Billings on uncompleted contracts in excess of costs and estimated earnings	51,131	30,860
Other taxes payable	5,675	2,478

Total current liabilities	$185,261	$150,980
Long-term deferred tax liabilities	12,250	3,418
Long-term debt	13,000	-
Postretirement benefits and other long-term liabilities	9,689	9,192

Total liabilities	$220,200	$163,590

Commitments and contingencies
Minority Interest	1,528	1,226
Series B redeemable convertible preferred stock, $.01 par vaue; 15,000 shares authorized,
par value; zero and 9,915 issued (net of issuance costs) as of December 31, 2008 and	-	9,401
December 31, 2007, respectively
Stockholders' equity:
Preferred stock, $.01 par value; Authorized 5,000,000 shares (of which 500,000 are designated as Series A and 15,000 are designated as Series B); no shares issued and outstanding (except Series B shares above)
Series A preferred stock, $.01 par value; 500,000 shares authorized; no shares issued and outstanding
Common stock, $.01 par value; 50,000,000 shares authorized; 20,242,414 and 18,646,778 shares issued and outstanding as of December 31, 2008 and December 31, 2007,
respectively	203	186
Additional paid-in-capital	159,193	140,527
Retained earnings	136,588	101,739
Treasury stock, 321,274 and 1,168 shares as of December 31, 2008 and December 31, 2007, respectively	(4,623)	(59)
Accumulated other comprehensive income	(4,923)	7,103

Total Stockholder's equity	$286,438	$249,496

Total liabilities, redeemable convertible preferred stock and stockholders' equity	$508,166	$423,713

NATCO GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)
	Three Months Ended,			Twelve Months Ended

	December 31,		September 30	December 31,

	2008	2007	2008	2008	2007

Revenue:
Products	159,224	124,459	$135,548	$551,555	$445,828
Services	26,545	32,342	23,719	105,849	124,287

Total revenue	$ 185,769	$156,801	$159,267	$657,404	$570,115
Cost of goods sold and services:
Products	118,089	93,934	$103,019	$413,568	$337,966
Services	12,869	18,105	12,826	55,088	68,610

Total costs of goods sold and services	130,958	$112,039	$115,845	$468,656	$406,576

Gross Profit	$ 54,811	$44,762	$43,422	$188,748	$163,539
Selling, general and administrative expense	31,188	23,792	32,498	122,944	85,587
Depreciation and amortization expense	3,944	1,687	2,285	11,080	6,140
Interest expense	308	78	199	741	355
Interest income	(146)	(640)	(204)	(959)	(2,219)
(Gain) loss on unconsolidated investment	(165)	(235)	37	(211)	(117)
Other, net	(1,347)	202	(755)	(1,110)	1,954

Income from continuing operations before income taxes and minority interest	$ 21,029	$19,878	$9,362	$56,263	$71,839
Income tax provision	7,150	6,707	3,032	18,917	25,219
Minority interest	396	115	762	2,249	295

Net income	$ 13,483	$13,056	$5,568	$35,097	$46,325
Preferred stock dividends	-	248	-	248	1,267

Net income available to common stockholders	$ 13,483	$12,808	$5,568	$34,849	$45,058

Earnings per share:
-Basic	$0.68	$0.70	$0.28	$1.79	$2.55

-Diluted	$0.68	$0.66	$0.28	$1.76	$2.36

Weighted average number of shares of common stock:
-Basic	19,731	18,205	19,802	19,463	17,653

-Diluted	19,889	19,768	20,036	19,985	19,622

NATCO GROUP INC. AND SUBSIDIARIES
UNAUDITED SEGMENT INFORMATION
(in thousands, except share data)

		Three Months Ended		Twelve Months Ended

		December 31,	September 30,	December 31,

	2008	2007	2008	2008	2007

Revenue:
Integrated Engineered Solutions	$64,434	$64,857	$45,532	$216,392	$220,131
Standard & Traditional	101,112	61,271	96,568	353,766	242,173
Automation & Controls	21,814	32,244	18,502	93,541	113,923
Eliminations	(1,591)	(1,571)	(1,335)	(6,295)	(6,112)

Total revenue	$ 185,769	$ 156,801	$159,267	$657,404	$570,115

Gross profit:
Integrated Engineered Solutions	$24,662	$23,275	$16,885	$77,950	$74,986
Standard & Traditional	26,870	13,861	23,846	92,048	62,023
Automation & Controls	3,279	7,626	2,691	18,750	26,530

Total gross profit	$54,811	$44,762	$43,422	$188,748	$163,539

Gross profit % of revenue:
Integrated Engineered Solutions	38.3%	35.9%	37.1%	36.0%	34.1%
Standard & Traditional	26.6%	22.6%	24.7%	26.0%	25.6%
Automation & Controls	15.0%	23.7%	14.5%	20.0%	23.3%
Total gross profit % of revenue	29.5%	28.5%	27.3%	28.7%	28.7%
Operating expenses:
Integrated Engineered Solutions	$10,894	$8,510	$12,503	$45,891	$31,079
Standard & Traditional	16,217	12,389	17,145	64,302	44,373
Automation & Controls	4,308	2,773	3,649	14,789	10,313

Total operating expenses	$31,419	$23,672	$33,297	$124,982	$85,765

Segment profit: (1) EBITDA
Integrated Engineered Solutions	$13,768	$14,765	$4,382	$32,059	$43,907
Standard & Traditional	10,653	1,472	6,701	$27,746	17,650
Automation & Controls	(1,029)	4,853	(958)	$3,961	16,217

Total segment profit	$23,392	$21,090	$10,125	$63,766	$77,774

Segment profit % of Revenue
Integrated Engineered Solutions	21.4%	22.8%	9.6%	14.8%	19.9%
Standard & Traditional	10.5%	2.4%	6.9%	7.8%	7.3%
Automation & Controls	-4.7%	15.1%	-5.2%	4.2%	14.2%

Total segment profit % of Revenue	12.6%	13.5%	6.4%	9.7%	13.6%

Bookings:
Integrated Engineered Solutions	$45,431	$32,102	$86,737	$315,926	$175,281
Standard & Traditional	67,415	77,473	116,934	365,629	247,942
Automation & Controls	17,101	27,339	18,515	85,440	110,231

Total bookings	$ 129,947	$ 136,914	$222,186	$766,995	$533,454

	As of December 31,		As of
			September 30,

Backlog:	2008	2007	2008

Integrated Engineered Solutions	$ 196,232	$96,163	$215,254
Standard & Traditional	80,259	67,009	113,415
Automation & Controls	3,723	7,451	7,366

Total backlog	$ 280,214	$ 170,623	$336,035

(1)	The Company allocates corporate and other expenses to each of the operating segments based on headcount, total assets and revenue. Included in this allocation for the year ended, December 31, 2008 is $10.3 million of legal and compliance review costs allocated as follows: $4.3 million to the Integrated Engineered Solutions segment, $4.6 million to the Standard &Traditional segment, and $1.4 million to the Automation & Controls segment.

Total segment profit is a non-GAAP financial measure that is reconciled to the Consolidated Income Statement as shown below. The Company believes that segment profit is one of the primary drivers and provides a more meaningful presentation for measuring the liquidity and performance of the Company.

			(in thousands)
		Three Months Ended		Twelve Months Ended
		December 31,	September 30,	December 31,

	2008	2007	2008	2008	2007

Total segment profit:	$23,392	$21,090	$10,125	$63,766	$77,774
Depreciation and amortization	3,944	1,687	2,285	11,080	6,140
Interest expense	308	78	199	741	355
Interest income	(146)	(640)	(204)	(959)	(2,219)
Other, net	(1,347)	202	(755)	(1,110)	1,954

Income from continuing operations before
income taxes	$20,633	$19,763	$8,600	$54,014	$71,544
Income tax provision	7,150	6,707	3,032	18,917	25,219

Net income	$13,483	$13,056	$5,568	$35,097	$46,325
Preferred stock dividends	$-	$248	$-	$248	$1,267

Net income available to common stockholders	$ 13,483	$12,808	$5,568	$34,849	$45,058